                     SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D. C.  20549


                                  FORM 8-K


                       PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

             Date of Earliest Event Reported - October 29, 1996


                         FIRST VIRGINIA BANKS, INC.
           (Exact name of registrant as specified in its charter)



            Virginia               1 - 6580           54-0497561
     (State of Incorporation)    (Commission        (IRS Employer
                                  File Number)    Identification No.)



      6400 Arlington Boulevard           Falls Church Virginia  22042
      (Address of principal executive offices)                (Zip Code)



                               (703) 241-3656
            (Registrant's telephone number, including area code)



                               Not Applicable
           (Former name or address, if changed since last report)



      The exhibit index as required by item 601(a) of Regulation S-K is included on page 4 of this report.

Item 5.   OTHER EVENTS


     First Virginia Banks, Inc. ("First Virginia") is filing this Form 8-K to disclose that on October 29, 1996, First Virginia and Premier Bankshares Corporation ("Premier") reached an Agreement and Plan of Reorganization ("Agreement") under which Premier agreed to be merged into First Virginia. Under the Agreement, shareholders of Premier will receive .545 shares of First Virginia Common Stock for each of their 6,650,083 outstanding shares.

     Premier operates three banks: the 13-office, $239-million Premier Bank-South, N.A. is headquartered in Wytheville and serves Wythe, Roanoke, Grayson and Montgomery counties and the City of Galax; the 14-office, $310-million Premier Bank-Central, N.A. operates in Dickerson, Wise, Buchanan, Washington and Russell Counties and is headquartered in Honaker; and the 9-office, $199-million Premier Bank, N.A., is headquartered in Tazewell and serves Tazewell County.

     First Virginia will issue approximately 3,624,295 shares to Premier's shareholders in a tax free exchange of shares. In connection with the merger, First Virginia has simultaneously announced a 1.9 million share increase in its existing stock repurchase program, bringing the new program to a 4 million share total. No timetable for the purchases has been set; however, it is anticipated that these will be made over the next few years. Due to the share repurchases, the merger will be accounted for as a purchase transaction.

     In connection with the merger, Premier has issued a stock option to First Virginia that gives First Virginia the right to acquire up to 19.9% of its shares under certain circumstances at a price of $20 per share.

     The transaction is subject to the completion of a due diligence review by First Virginia and to approval by Premier's shareholders as well as state and federal regulatory authorities.

     It is intended that the merger will occur sometime in the second quarter of 1997.






Item 7.   FINANCIAL STATEMENTS AND EXHIBITS


Exhibit No.                        Description of Exhibit


     1                      Press Releases dated October 29, 1996









     2 Agreement and Plan of Reorganization and the Stock Option Agreement. These documents were filed as
                            Exhibit I to First Virginia's
                            Schedule 13D (filed on November 8,
                            1996) and are incorporated herein by
                            reference.



                            SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.




                              FIRST VIRGINIA BANKS, INC.
                              (Registrant)



Date:  November 14, 1996     By   /s/Barry J. Fitzpatrick
                                _________________________________
                                  Barry J. Fitzpatrick, Chairman,
                                  President and Chief Executive
                                  Officer

                          EXHIBIT INDEX


Exhibit No.              Description of Exhibit              Page

     1              Press Releases dated October 29, 1996     5-7

     2              Agreement and Plan of Reorganization
                    and the Stock Option Agreement are
                    incorporated herein by reference to
                    Exhibit I of First Virginia's Schedule
                    13D (filed on November 8, 1996)

                                                   EXHIBIT 1

#2443
OCTOBER 29, 1996
FOR IMMEDIATE RELEASE                              CONTACT: Richard F. Bowman
                                                            (703) 241-3685



PREMIER BANKSHARES TO MERGE WITH FIRST VlRGINIA BANKS, INC.

The directors of Premier Bankshares Corporation, a $744-million multi-bank holding company headquartered in Bluefield, Virginia, have agreed to affiliate with First Virginia Banks, Inc., an $8.2-billion multi-bank holding company headquartered in Fairfax, Virginia. The announcement was made jointly today by Harris Hart, II, Chairman of the Board, and James R. Wheeling, President and Chief Executive Officer, of Premier Bankshares, and Barry J. Fitzpatrick, Chairman, President and Chief Executive Officer of First Virginia.

Premier Bankshares Corporation operates three banks: the 13-office, $239-million Premier Bank-South, N.A.is headquartered in Wytheville and serves Wythe, Roanoke, Grayson and Montgomery counties and the City of Galax; the 14-office $310-million Premier Bank-Central, N.A., operates in Dickenson, Wise, Buchanan, Washington and Russell counties and is headquartered in Honaker; and the 9-office, $199-million Premier Bank, N.A., headquartered in Tazewell and serving Tazewell County.


Shareholders of Premier Bankshares Corporation will receive .545 shares of First Virginia common stock for each of their 6,650,083 outstanding shares. Based on the most recent closing price of First Virginia, the value per share of Premier Bankshares is approximately $24.12 and aggregates $160.4 million. The price is approximately 2.10 times the September 30, 1996, book value of Premier and is 15.4 times Premier's trailing 12-months earnings for the period ended September 30, 1996. Scott & Stringfellow, Inc., a Richmond, Virginia based investment banking firm, is serving as financial advisor to Premier.

First Virginia will issue approximately 3,624,295 shares to Premier Bankshares Corporation shareholders in a tax free exchange of shares. In connection with the merger, First Virginia has simultaneously announced a 1.9 million share increase in its existing stock repurchase program, bringing the new program to a 4.0 million share total. No timetable for the purchases has been set; however, it is anticipated that they will be made over the next few years. Due to the share repurchases, the merger will be accounted for as a purchase transaction.
The combined organization will have a Tier I capital ratio of approximately 14.03%, a total capital ratio of 15.16% and a leverage ratio of 9.49%, which are among the highest of all banks in the country.

For the nine-month period ended September 30, 1996, Premier produced a return on assets of 1.39% and a return on equity of 14.09%. First Virginia expects a combination of growth, cost savings, additional product offerings and share repurchases to absorb the initial dilution of less than 1% within two years, after which there will be a positive addition to earnings per share.

Messrs. Wheeling and Fitzpatrick stated that a definitive agreement had been entered into and that the transaction is subject to completion of a due diligence review and to approval by Premier Bankshares Corporation shareholders as well as state and federal regulatory authorities. In connection with the merger, Premier has issued a stock option to First Virginia that gives First Virginia the right to acquire up to 19.9% of its shares under certain circumstances at a price of $20 per share. It is anticipated that the transaction will be closed in the early second quarter of 1997. The three Premier banks will merge into existing First Virginia member banks, and all Premier directors will become members of the boards of the merged banks.

Mr. Wheeling explained that the affiliation with First Virginia would enable Premier to expand its commitment to superior customer service by taking advantage of the greater resources and product offerings of First Virginia. At the same time, by maintaining the locally based directors and management in the company's market area, the combined banks will be well suited to maintain the personal service and responsive attention to customers' needs provided by a community bank.

Mr. Fitzpatrick expressed his pleasure with the affiliation with the largest bank-holding company in southwest Virginia, noting that it extends significantly First Virginia's commitment to the people and communities in this part of the state and reinforces the corporation's position as a super community bank. Subsequent to the merger, the combined organizations will have the number one or two market share in nine of the thirteen southwest Virginia communities served. Mr. Fitzpatrick remarked that the two companies have enjoyed almost identical profitability, capital and asset-quality records.

The return on assets and capital ratios of First Virginia Banks, Inc., have made it one of the most profitable and best capitalized of the major banking companies in the mid-Atlantic area. There are 21 banks in the First Virginia group, including 12 banks with 276 offices in Virginia, five banks with 57 offices in Maryland and four banks with 25 offices in East Tennessee. First Virginia also operates a mortgage subsidiary, First Virginia Mortgage Company; a second-mortgage company, First General Mortgage Company, with 12 offices in the mid-Atlantic and Southeastern states; and a full-service insurance agency, First Virginia Insurance Services, Inc., with three offices in Virginia. The corporation's common stock is traded on the New York and Philadelphia stock exchanges.

Falls Church, Virginia

#2444
October 29, 1996                                CONTACT:  Richard F. Bowman
FOR IMMEDIATE RELEASE                                     (703) 241-3685


FIRST VIRGINIA ANNOUNCES INCREASE IN STOCK REPURCHASE PROGRAM

The Board of Directors of First Virginia Banks, Inc., has authorized the purchase of up to 4,000,000 shares of First Virginia Banks, Inc. stock. This program replaces the program announced earlier this year to purchase up to 2,500,000 shares of First Virginia stock, which had a remaining unpurchased balance of 2,100,000 shares.

Initially, shares will be issued in connection with the proposed acquisition of Premier Bankshares Corporation, a $744-million asset, multi-bank holding company headquartered in Bluefield, Virginia that was announced today. The repurchased shares will also be used for various corporate purposes other than for the Dividend Reinvestment and Stock Purchase Plan of the corporation. No timetable has been set for the purchases; however, it is expected that the shares will be acquired over the next few years through open market purchases. Currently there are 32,686,547 shares of common stock outstanding.

The return on assets and capital ratios of First Virginia Banks, Inc., have made it one of the most profitable and best capitalized of the major banking companies in the mid-Atlantic area. There are 21 banks in the First Virginia group, including 12 banks with 276 offices in Virginia, five banks with 57 offices in Maryland and four banks with 25 offices in East Tennessee. First Virginia also operates a mortgage subsidiary, First Virginia Mortgage Company; a second-mortgage company, First General Mortgage Company, with 12 offices in the mid-Atlantic and Southeastern states; and a full-service insurance agency, First Virginia Insurance Services, Inc., with three offices in Virginia. The corporation's common stock is traded on the New York and Philadelphia stock exchanges.


Falls Church, Virginia